Exhibit (e)(2)
SELLING AND INVESTOR SERVICING AGREEMENT FOR
HIGHLAND FUNDS
TO:	PFPC DISTRIBUTORS, INC. 760 Moore Road King of Prussia, PA 19406
FROM:

Name of Firm

Address of Principal Office

City, State, Zip Code
Ladies and Gentlemen:
For the mutual promises contained herein and other good and valuable consideration, we enter into this Agreement with you for the sale of the beneficial interests (the “Shares”) in any closed-end interval fund (each, a “Closed-End Fund”) or any portfolio of an open-end investment company (each, an “Open-End Fund” and, together with the Closed-End Funds, the “Funds”), which are registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and of which you are the Distributor. (The Funds are listed on Schedule A hereto, as amended from time to time.) Upon acceptance of this Agreement by you, we understand that we may offer and sell Shares of the Funds subject, however, to all of the terms and conditions hereof and to a Fund’s right, without notice, to suspend or terminate the sale of Shares.
1.	We understand that we will be compensated by you as set forth in the applicable current Prospectus for each Fund for services that we provide pursuant to this Agreement. The term “Prospectus” herein refers to the prospectus on file with the Securities and Exchange Commission (the “SEC”) which is part of the registration statement of each respective Fund under the Securities Act of l933, as amended. We acknowledge that any compensation paid to us is subject to all rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”), including any cap on the payment of sales compensation. We acknowledge and agree that in the event any payment to us would cause you to exceed the applicable NASD limit, you shall have the right to cease making payments to us. We acknowledge and agree that you shall not be responsible for the payment of any such fee unless and until you have received reimbursement for such payment from a Fund, and we agree to waive the payment of such fee until you have received payment from the Fund.
2.	We desire to make the Shares available to our customers and you will confirm transactions in accordance with the terms and conditions set forth herein.
2.1.	The customers in question are for all purposes our customers and not your customers. You shall execute our transactions for each of our customers only upon our authorization; it being understood in all cases that (i) we are acting as the agent for the customer; (ii) as between us and the customer, the customer will have beneficial ownership of the securities; (iii) each transaction is initiated solely upon the order of the customer; (iv) each transaction shall be executed by the Fund only upon receipt of instructions from us acting as agent for our customer, and (v) each transaction is for the account of the customer and not for our account. We represent and warrant that we will have the full right, power and authority to effect transactions in Shares on behalf of all customer accounts provided by us to the transfer agent of the Fund as such term is defined in the Prospectus of the Fund (the “Transfer Agent”). We shall be responsible for opening and approving and monitoring customer accounts, all in accordance with applicable law, including, but not limited to, Rule 22c-1(a) under the 1940 Act.

2.2	All orders for purchase of Class A Shares or an Open-End Fund shall be executed at the then current public offering price per Share (i.e., the net asset value per share (“NAV”) for Class A Shares plus the applicable front-end sales load, if any) and all orders for redemption of Class A Shares of an Open-End Fund received by the Transfer Agent before the close of regular trading on the New York Stock Exchange (“NYSE”) (currently 4 p.m. (Eastern time)) shall be executed at the NAV calculated at the close of trading on that day for Class A Shares. Orders received after the close of trading will be priced based on the next calculation of NAV.

All orders for purchase of Class C Shares of an Open-End Fund shall be executed at the then current public offering price per Share (currently the NAV for Class C Shares). All orders for redemption of Class C Shares of an Open-End Fund received by the Transfer Agent before the close of regular trading on the NYSE (currently 4 p.m. (Eastern time)) shall be executed at the applicable NAV calculated NAV calculated at the close of trading on that day for Class C Shares and the proceeds of such redemptions shall be reduced by any applicable deferred sales charge as set forth in the Prospectus of such Fund. Orders received after the close of trading will be priced based on the next calculation of NAV.

2.3	All orders for the purchase of Class A Shares of a Closed-End Fund shall be exceuted at the then current public offering price per Share (i.e., the NAV for Class A Shares plus the applicable front-end sales load, if any) and all requests for repurchase of Class A Shares of a Closed-End Fund shall be executed at the NAV for Class A Shares as determined on the pricing date for the repurchase offer and the proceeds of such repurchases shall be reduced by any expenses permitted by Rule 23c-3 under the 1940 Act for repurchase offers, as set forth in the Prospectus of the Fund or the applicable repurchase offer notice, as the case may be.

All orders for the purchase of Class C Shares of a Closed-End Fund shall be executed at the then current public offering price per Share (currently the NAV for Class C Shares). All orders for repurchases of Class C Shares of a Closed-End Fund shall be executed at the NAV for Class C Shares as determined on the pricing date for the repurchase offer and the proceeds of such repurchases shall be reduced by any expenses permitted by Rule 23c-3 under the 1940 Act for repurchase offers, as set forth in the Prospectus of the Fund or the applicable repurchase offer notice, as the case may be.

2.4	We expressly acknowledge and understand that Shares of any Closed-End Fund will n ot be repurchased by either the respective Closed-End Fund (other than through repurchase offers or tender offers from time to time, if any) or you and that no secondary market for the Shares of any such Closed-End Fund exists currently or is expected to develop. We also expressly acknowledge and agree that, in the event our customer cancels their order for such Shares after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through you. ANY REPRESENTATION AS TO A REPURCHASE OFFER OR A TENDER OFFER BY A CLOSED-END FUND, OTHER THAN THAT WHICH IS SET FORTH IN ITS THEN CURRENT PROSPECTUS OR THE REPURCHASE OFFER NOTICE, IS EXPRESSLY PROHIBITED.

2.5	We acknowledge and understand that a Fund may offer more than one class of Shares as described in the applicable Prospectus of the Fund. We shall be solely responsible for determining the appropriate Share class for our customer.
In no transaction shall we have any authority to act as agent for the Fund or for you. We understand and agree that, as Distributor for the Shares, you are acting as a disclosed agent of the Fund and are not liable to the Fund for payment for purchases of Shares.
3.	The minimum dollar purchase of Shares shall be the applicable minimum amount described in the then current applicable Prospectus and no order for less than such amount will be accepted hereunder. All purchase requests and applications submitted by us are subject to acceptance or rejection in the Fund’s sole discretion. The Fund reserves the right, at its discretion and without notice, to suspend the sale of Shares or withdraw entirely the sale of Shares of any Fund.
4.	We certify (a) that we are a member of the NASD and agree to maintain membership in the NASD or (b) in the alternative, that we are a foreign dealer not eligible for membership in the NASD. In any case, we agree to abide by all the rules and regulations of the SEC and the NASD, including, without limitation, Rule 2830 of the NASD Conduct Rules, all of which are incorporated herein as if set forth in full. We further agree to comply with all applicable state and Federal laws and the rules and regulations of authorized regulatory agencies. We agree that we will not sell or offer for sale Shares in any state or jurisdiction where they have not been qualified for sale. You will make available to us a current list of the jurisdictions in which the Shares are qualified for sale, but you shall have no obligation or responsibility to make Shares available for sale to our customers in any jurisdiction.
5.	In offering Shares of any Fund, we shall rely solely and conclusively on the representations contained in the Prospectus for such Fund. We agree that we shall not offer or sell Shares of any Fund except in compliance with all applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities. In connection with offers to sell and sales of Shares of each Fund, we agree to deliver or cause to be delivered to each person to whom any such offer or sale is made, a copy of the Prospectus and, upon request, the Statement of Additional Information of the Fund involved; and unless otherwise agreed we shall promptly confirm in writing all Share transactions of our customers. In connection with any repurchase offer for Shares of a Closed-End Fund, we agree to deliver or cause to be delivered to each customer to whom such offer is made, a copy of the repurchase offer notice. You agree to supply us with copies of the Prospectus, Statement of Additional Information, annual and interim reports, proxy solicitation materials, repurchase offer notices and any such other information and materials relating to each Fund in reasonable quantities upon request.
6.	We shall not make representations concerning any Fund other than those contained in the Prospectus, in tender offer notices or in any promotional materials or sales literature furnished to us by you or the Fund. We shall not furnish or cause to be furnished to any person or display or publish any information or materials relating to any Fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, repurchase offer notices, statements, posters, signs or other similar materials), except such information and materials as may be furnished to us by you or the Fund, and such other information and materials as may be approved by you in writing. We agree to be responsible for the proper instruction and training of all sales personnel employed or registered as a broker or sales representative with us, in order that the Shares will be offered in accordance with the terms and conditions of this Agreement, and all applicable laws, rules and regulations. We further agree to obtain from each customer to whom we sell Shares any taxpayer identification number (“TIN”) certification required by Section 3406 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to provide you or your designee with timely written notice of any failure to obtain such TIN certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder.
7.	We will maintain all records required by law to be kept by us relating to transactions in Shares and, upon request by the Fund, promptly make available such records and other records to the Fund, its designee or you as the Fund or you may reasonably request.
8.	The procedures relating to purchase orders and the handling thereof will be subject to the terms of the Prospectus involved and instructions received by us from you or the Transfer Agent from time to time. We will not present any conditional purchase orders, and we understand that no conditional orders will be accepted by the Fund or its agents. We agree that purchase orders placed by us will be made only for the purpose of covering purchase orders already received from our customers and that we will not make purchases for any securities dealer or broker. Further, we shall not withhold the placement of such orders so as to profit ourselves; provided, however, that the foregoing shall not prevent the purchase of Shares by us for our own bona fide investment.

Our handling of orders for transactions of Fund Shares shall also comply with our firm’s internal policies and procedures, which we believe to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which we believe provide adequate controls and procedures to ensure ongoing compliance with all applicable federal and state securities laws and the rules, regulations of applicable federal and state securities laws and the rules and regulations of applicable regulatory agencies or authorities and the Fund’s Prospectus.

We shall monitor all accounts held with us for inappropriate trading activity such as market timing, excessive short-term trading and such other activity described in the Fund’s Prospectus as being inappropriate or impermissible and shall inform you of any such activity that we identify. We will assist you in taking appropriate action against any accounts identified as engaging in inappropriate trading activity, including freezing all purchases of Fund Shares in those accounts.

9.	Payment for purchases of Shares made by wire order from us shall be made directly to the Transfer Agent, as per the prospectus instructions, in an amount equal to the Current Offering Price per Share being purchased. If such payment is not received at the customary or required time for settlement of the transaction, we understand that you reserve the right, without notice, forthwith, to cancel the sale, in which case we may be held responsible for any loss, including loss of profit, suffered by the Fund or you resulting from our failure to make the aforesaid payment.
10.	On the settlement date of each transaction, we on behalf of our customers will remit the full purchase price, and our customer will be credited with an investment in the Shares of the Fund equal to such purchase price. If any Class A Shares under the terms of this Agreement are sold with a front-end sales load and are redeemed (in the case of an Open-End Fund) or tendered for repurchase (in the case of a Closed-End Fund) within seven (7) business days after confirmation of our purchase order for such Class A Shares: (i) we shall forthwith refund to you the full sales commission received by us on the sale, and (ii) you shall forthwith pay to the Fund your portion of the front-end sales load on the sale which had been retained by you, if any, and shall also pay to the Fund the amount refunded by us. If any Class C Shares under the terms of this Agreement are redeemed (in the case of an Open-End Fund) or tendered for repurchase (in the case of a Closed-End Fund) within seven (7) business days after confirmation of our purchase order for such Shares: (i) we shall forthwith refund to you the full sales commission received by us on the sale, and (ii) you shall forthwith pay to the Fund the deferred sales charge you received in connection with such sale.
11.	In determining the amount of any sales commission payable to us hereunder, you reserve the right to exclude any sales which you reasonably determine are not made in accordance with the terms of the applicable Fund Prospectus and the provisions of this Agreement. Unless at the time of transmitting an order we advise you or the Transfer Agent to the contrary, the Shares ordered will be deemed to be the total holdings of the specified investor.
12.	12.1	In accordance with the terms of the Prospectus of the Fund involved, a reduced sales load may be available to customers that purchase Class A Shares of a Fund sold with a front-end sale load at the then Current Offering Price per share applicable to the total of the (i) dollar amount of Shares then being purchased plus (ii) an amount equal to the then current net asset value of the Class A Shares of such Fund (and any other Fund as may be permitted by the applicable Prospectus) that are already beneficially owned at the time of purchase by the customer on which a front-end sales load has been directly or indirectly paid. Certain purchases of Class A Shares made by a customer and certain other persons (for example, a customer’s spouse and minor children) as set forth from time to time in the applicable Fund Prospectus may be combined for purposes of qualifying for a reduced front-end sales load, and other reduced sales loads may apply as described in the applicable Fund Prospectus. Reduced front-end sales loads may be modified or terminated at any time in the sole discretion of the Fund involved.

	12.2	We acknowledge that certain classes of investors may be entitled to purchase Class A Shares of a Fund at net asset value without a front-end sales load as from time to time provided in the applicable Fund Prospectus.

	12.3	We agree to advise you promptly as to the amount of any and all sales of Class A Shares by us qualifying for a reduced front-end sales load or an exemption from the front-end sales load. We shall be solely responsible for determining whether a sale qualifies for a reduced front-end sales load.

	12.4	Exchanges (for example, the investment of the proceeds from the liquidation of Class A Shares of one Fund in the Class A Shares of another Fund) shall, where available, be made in accordance with the terms of each Fund Prospectus. Exchange privileges may be modified or terminated at any time in the sole discretion of the Fund(s) involved.
13.	In accordance with the terms of the Prospectus of the Fund involved, exemptions from the contingent deferred sales charge applicable to Class C Shares may be available to certain or our customers under specified circumstances. We agree to advise you promptly as to any such Shares owned by our customers that qualify for such exemptions. We shall be solely responsible for making such determination.
14.	Your obligations to us under this Agreement are subject to all applicable provisions of any Underwriting Agreement entered into between you and the Fund. We understand and agree that in performing our services covered by this Agreement we are acting as agent for the customer, and you are in no way responsible for the manner of our performance or for any of our acts or omissions in connection therewith.

15.	We hereby represent and warrant that: (a) we are a corporation, partnership, national association or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which we are organized; (b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for our lawful execution and delivery of this Agreement and our performance hereunder have been obtained; and (c) upon execution and delivery by us, and assuming due and valid execution and delivery by you, this Agreement will constitute a valid and binding agreement, enforceable against us in accordance with its terms.

16.	We agree that you, your directors, officers, employees, shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by us in connection with the performance of your obligations and duties under this Agreement, except a loss resulting from your willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by your reckless disregard thereof.

Neither party may assert any cause of action against the other party under this Agreement that accrued more than two years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

Each party shall have the duty to mitigate damages for which the other party may become responsible.

Notwithstanding anything in this Agreement to the contrary, in no event shall either party, its affiliates or any of its or their directors, officers, employees agents or subcontractors be liable to the other party under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.

17.	We agree to indemnify you and hold you, your affiliates and the Fund and its affiliates (including all officers, trustees, directors, employees and agents thereof) (an “Indemnified Party”) harmless from and against any and all claims, losses, demands, liabilities or expenses (including reasonable attorney’s fees) of any sort or kind which may be asserted against an Indemnified Party for which an Indemnified Party may be held liable in connection with this Agreement (a “Claim”) unless such Claim resulted from a negligent act or omission to act or bad faith by you in the performance of your duties hereunder. All expenses which we incur in connection with our activities under this Agreement shall be borne by us.

You agree to indemnify us and hold us and our affiliates (including all officers, trustees, directors, employees and agents thereof (an “Indemnified Party”) harmless from and against any and all claims, losses, demands, liabilities or expenses (including reasonable attorney’s fees) of any sort or kind which may be asserted against an Indemnified Party for which an Indemnified Party may be held liable in connection with this Agreement (a “Claim”), provided that such Claim resulted from a negligent act or omission to act or bad faith by you in the performance of your duties hereunder.

18.	We may terminate this Agreement by notice in writing to you, which termination shall become effective sixty (60) days after the date of mailing such notice to you. We agree that you have and reserve the right, in your sole discretion, to modify, amend or cancel this Agreement upon written notice to us of such modification, amendment or cancellation, which shall be effective on the date stated in such notice. Without limiting the foregoing, you may terminate this Agreement for cause on violation by us of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to us of such termination. Without limiting the foregoing, any provision hereof to the contrary notwithstanding, our violation of applicable state or Federal laws or rules and regulations of an authorized regulatory agencies will terminate this Agreement effective upon the date of your mailing notice to us of such termination. Waiver of any breach of any provision of this Agreement will not be construed as a waiver of the provision or of your right to enforce said provision thereafter. Your failure to terminate for any cause shall not constitute a waiver of your right to terminate at a later date for any such cause. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless changed by notice given in accordance with this Agreement.

19.	Notwithstanding anything in this Agreement to the contrary, we agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed hereunder is for the specific purpose of permitting us to perform the services set forth in this Agreement. We agree that, with respect to such information, it will comply with Regulation S-P and the Act and that we will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

20.	At all times during which this Agreement is in effect, we will remain in compliance with all regulations to which we are subject issued under the USA PATRIOT Act, and NASD Rules and/or NYSE Rules (as applicable) relating thereto, including without limitation rules requiring us to implement an Anti-money Laundering Program and a Customer Identification Program (“CIP”). We will, upon your reasonable request not more than once each year, certify to you that we remain in compliance with such rules; specifically, that we (i) provide notice of our CIP to all new customers, (ii) obtain required identifying data elements for each customer, (iii) reasonably verify the identity of each new customer (using the data elements), (iv) take appropriate action with respect to persons the identities of whom we can’t verify, and (v) retain all records for required time periods, each at least to an extent required by relevant USA PATRIOT Act regulation and NASD Rules and/or NYSE Rules, as applicable.

21.	Shareholder Information
21.1	Agreement to Provide Information. We agree to provide to you and/or the Fund, upon written request, the TIN, if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by us during the period covered by the request.
21.1.1	Period Covered by Request. Requests must set forth a specific period not to exceed ___[days/weeks/months] from the date of the request, for which transaction information is sought. You may and/or the Fund may request transaction information older than ___[days/weeks/months] from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

21.1.2	Form and Timing of Response. We agree to transmit the requested information that is on its books and records to you or the Fund promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on our books and records, we agree to use reasonable efforts to: (i) promptly obtain and transmit the requested information; (ii) obtain assurances from the accountholder that the requested information will be provided directly to you or the Fund promptly; or (iii) if directed by you or the Fund, block further purchases of Fund Shares from such accountholder. I such instance, we agree to inform you and the Fund whether we plan to perform (i), (ii) or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to you or the Fund will be consistent with the NSCC Standardized Data Reporting Format.

21.1.3	Limitations on Use of Information. You agree not to use the information received for marketing or any other similar purpose without our prior written consent.
21.2	Agreement to Restrict Trading. We agree to execute written instructions from you or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by you or the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through an account with us) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

21.2.1	Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

21.2.2	Timing of Response. We agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by us.

21.2.3	Confirmation. We will provide written confirmation to you and the Fund that instructions have been executed. We agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

22.	This Agreement shall become effective as of the date when it is executed and dated by you below and shall be in substitution of any prior agreement between you and us covering the Fund. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the State of Delaware. This Agreement is not assignable or transferable, except that your firm may assign or transfer this Agreement to any successor firm or corporation which becomes the Distributor of the Fund.

[NAME OF BROKER-DEALER]

BY:

Print Name and Title of Signatory
SEC Broker Dealer Res. No.                     ; NASD Firm CRD No.
REQUIRED: TAX IDENTIFICATION NUMBER:
Accepted:
PFPC DISTRIBUTORS, INC.
By:
Date:                     day of                    ,

SCHEDULE A
LIST OF FUNDS
AS OF                     , 2006)
Highland Floating Rate Fund*
Highland Floating Rate Advantage Fund*
Highland Equity Opportunities Fund**

*	Closed-End Fund

**	Open-End Fund